Exhibit 99.2

Ocean Power Technologies to exhibit Autonomous Vehicle Services at ADIPEC with Unique Group

Ships WAM-V to the United Arab Emirates

MONROE TOWNSHIP, NJ, October 16, 2024- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has shipped a WAM-V Unmanned Surface Vehicle (“USV”) to the UAE. This follows the June 2024 announcement of its partnership with Unique Group (“Unique”), a UAE headquartered offshore services and equipment provider, offering multiple products and services to customers in a range of industry sectors. Unique has more than 500 employees and operational bases around the world. Unique and OPT will exhibit the 22ft WAM-V at ADIPEC, which takes place from 4-7 November 2024 in Abu Dhabi and brings together more than 2,200 organizations from the full spectrum of the global energy ecosystem to showcase the latest breakthroughs shaping the future of energy.

Philipp Stratmann, OPT’s CEO and President, stated his enthusiasm for this development. “We are excited to see the continued increase in demand for our services in the Middle East in general and the UAE specifically. We believe having Unique demonstrate the vehicle to offshore energy companies will further increase our activity levels in this region. We look forward to meeting many potential customers during ADIPEC.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the ultimate commercial success of the Unique partnership and the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com